EXHIBIT 10.19
COMMERCIAL SPACE LEASE AGREEMENT
between

Ms. Marianne Kämpf, Buchenrodestr. 26, 60528 Frankfurt,	the Landlord,

and

MEDIPLANT GmbH, Rossbergring 107, 64354 Reinheim, Odenw.,	the Tenant.
§ 1 Rental property
1.	165 m2 on the right side of the 5th floor of Ernst-Wiss-Straße 18, 65933 Frankfurt, is being leased as office and commercial space together with 2 parking spaces in the courtyard.

2.	The Tenant shall receive all necessary keys specified in the handover record.

3.	The premises shall be handed over in renovated condition. MEDIPLANT shall lay down plastic flooring which does not need to be removed in the event that the premises are vacated. At its own expense, MEDIPLANT shall make alterations to the walls which also do not need to be removed when the premises are vacated. The Company A. Kämpf GmbH shall provide a water connection and 1 drain in each of 2 rooms. MEDIPLANT shall take possession of fixtures from the previous tenant having a value of DM 1,000.00.
§ 2 Lease Term, termination
The lease agreement begins on November 1, 1999.
1.	The lease agreement runs for 3 years until October 31, 2002. It will be renewed by 12 months if notice of termination is not provided six months prior to expiration of the lease agreement.
2.	Notice of termination must be received in writing by the third working day of the first month of the notice period.
3.	The Landlord’s liability for damages due to the premises not being vacated or ready on time for the Lessee to take possession is excluded unless it has acted with gross negligence.
4.	In the event of extraordinary termination due to rental arrears, the rental payment shall also include advance and flat-rate payments for operating costs, as well as extra charges.

§ 3 Rental payment

1.	a) The net monthly rental payment for the office area is equal to DM 12.00/m2, or DM 1,980.00, and the net monthly rental payment for parking is equal to DM 40.00 per parking space, or DM 80.00. There is an additional charge in each case for value-added tax, which is currently equal to 16%.
b) The following operating costs (explained in Annex 3 of § 27 of the German Second Calculation Regulation — II. BVO as amended) are not included in the rental payment and shall therefore be paid separately:

Costs for:		Allocation formula:

1.	Water	according to usable area in m2, in this case 165 m2, or by meter reading
2.	Sewer — waste water removal	according to usable area in m2, in this case 165 m2, or by meter reading
3.	Lighting, electricity	according to usable area in m2, in this case 165 m2
4.	Garbage disposal	according to usable area in m2, in this case 165 m2
5.	Property tax	according to usable area in m2, in this case 165 m2
6.	Street cleaning	according to usable area in m2, in this case 165 m2
7.	Property and casualty insurance	according to usable area in m2, in this case 165 m2
8.	Caretaker or third-party company	according to usable area in m2, in this case 165 m2
9.	Landscaping	according to usable area in m2, in this case 165 m2
10.	Snow removal and salt application for ice	according to usable area in m2, in this case 165 m2
11.	Cable connection	paid directly to Telekom by Tenant, if present
12.	Building cleaning and pest control	according to usable area in m2, in this case 165 m2
13.	Sidewalk cleaning	according to usable area in m2, in this case 165 m2
14.	Maintenance costs for fire extinguishers, autom. gate, tank and leak-control systems	according to usable area in m2, in this case 165 m2
15.	Heating (see § 7 (2) of this agreement)	according to usage, 30% base costs (according to according to usable area in m2), 70% usage
16.	Hot water (see § 8 of this agreement)	electric hot-water tanks
17.	Passenger and freight elevators	according to usable area in m2, in this case 165 m2
18.	Building repairs	according to usable area in m2, in this case 165 m2
c) The Landlord has the right to allocate pro-rated administrative expenses to the tenants.
2.	During the lease term, the Landlord may exercise reasonable discretion in creating a new allocation formula at the start of a new calculation period. The allocation of costs or new allocation formula must comply with statutory provisions, in particular the German Heating Cost Regulation (HeizkostenV)
3.	If the Landlord must bear increased charges due to increases in operating costs or the introduction of new operating costs, the Tenant shall pay an appropriate additional amount from the date that these charges are incurred.
4.	If the value-added tax election is chosen, the Landlord has the right to charge value-added tax at the statutory rates on rental payments, operating costs, and administrative expenses.

§ 4 Changes to the rental payment
If the monthly cost of living index for a four-person household of middle-income wage earners and salaried employees published by the German Bureau of Statistics (Statistisches Bundesamt) moves up or down by more than 5 points relative to the value of the index at the time of conclusion or renegotiation of the agreement, both contracting parties have the right to request a renegotiation of the rental payment.
If the other contracting party does not agree to the requested renegotiation of the rental payment, upon request by one or both of the parties, an expert to be appointed as arbitrator by the German Chamber of Industry and Commerce (Industrie- und Handelskammer) under § 317 of the German Civil Code (BGB) shall exercise reasonable discretion in deciding whether and by what amount the rental payment should change. The rental payment shall be set according to prevailing market rental rates. Both contracting parties shall thereupon be bound by the new rental payment starting as of the first day of the month following the initial request asking the contracting party to agree to a change.
The costs of these proceedings shall be paid by the parties according to the win / lose relationship of the parties in the proceedings in relation to the state of negotiations before appeal was made to the Chamber of Industry and Commerce.
§ 5 Payment of rent
1.	The rental payment shall be paid in advance and free of charges into the Landlord’s account at the Volksbank Griesheim bank, Account No. 12716826, Bank routing number 501 904 00 at the latest on the third working day of each month. Operating costs shall be paid together with the rental payment. The date of receipt of funds, not the date that the funds are sent, shall determine whether a payment has been made on time.

An increase or decrease in operating costs entitles the Landlord to make a corresponding adjustment in advance payments.

The current monthly advance payment for heating, hot water, and other operating costs is equal to DM 4.00/m2 plus value-added tax/month, that is, a total net charge of DM 660.00/month plus value-added tax.

2.	If the Tenant is in arrears with its rental payments, payments shall first be applied to claims that are in danger of becoming barred by limitation, then to costs, interest and other amounts owing, unless provisions made by the Tenant stipulate otherwise.
§ 6 Offsetting and retention
1.	The Tenant may only use claims that are undisputed or based on a declaratory judgment as a basis for retaining amounts from claims for rent and ancillary costs, or offsetting such claims.
2.	Retention or offsetting based on claims from obligations not arising from this agreement is not permitted, unless these claims are undisputed or based on a declaratory judgment. Claims for damages under § 538 BGB are excluded unless the Landlord has acted with gross negligence or willful intent.

§ 7 Central heating system
1.	The rental premises shall be provided with heat on working days during the heating period (October 1 to April 30), provided the Tenant’s operations do not require heat at other times.
Outside of the heating period, heat can only be demanded if the outside temperature falls below 12 degrees Celsius at 9 p.m. on three consecutive days. The Landlord cannot be required to provide heat or replacement heating in the event of breakdowns, force majeure, official orders, or other circumstances which make it impossible to provide heat (e.g., fuel shortage), unless the impossibility is due to gross negligence or willful intent on the part of the Landlord. The Tenant’s rights under § 537 BGB remain unaffected. The Tenant is not entitled to claims for damages unless the Landlord has acted with gross negligence or willful intent. The Landlord must ensure that any malfunctions are remedied as quickly as possible.
2.	The costs of operating the central heating system includes the costs of fuel consumed and the cost of its delivery, the costs of operation, monitoring, and servicing of the system, and of regular inspections of the system for operational readiness and safety, including adjustments performed by a specialist, cleaning of the system, including the oil tank, and the furnace room, including building cleaning following completion of work, the costs of performing measurements in accordance with the German Federal Emission Control Act (BImSchG), chimney cleaning fees, and the costs of rental, or other method of transfer for use, for equipment which can be used to record usage, the costs of using equipment for recording usage, including the costs of calculating and allocating usage, the recurring costs of meter calibration, and the costs of official inspections.
3.	The fact that a rental party makes no use of the heating system shall not release this party from the obligation to contribute to the heating costs.
4.	The costs of any necessary interim meter readings shall be paid by the tenant concerned.
§ 8 Hot water not provided
§ 9 Elevator use
The Landlord cannot be required to provide elevator use if an elevator has been put out of service due to power failure, necessary repairs, or official orders, unless the Landlord has acted with gross negligence or willful intent.
§ 10 Use of the rental premises, transfer for use
1.	The Tenant requires the consent of the Landlord to use the rental premises for purposes and lines of business other than those stipulated in § 1, and may not fully or partially suspend its business operations. Such consent shall be provided in writing.

Animals may only be kept on the rental property with the consent of the Landlord. Such consent shall be provided in writing.

2.	The Tenant may only sublet the rental property or transfer it for use to a third party with the consent of the Landlord. Such consent shall be provided in writing. A change of company ownership or a change in the legal form of a company is considered to be transfer for use. Such consent only applies to a specific instance, and may be withdrawn for good cause.

3.	The Tenant hereby makes provision for future cases of transfer for use by assigning to the Landlord any future claims together with liens that it has against a subtenant or occupant as security in the amount of the Landlord’s claim to rent.

4.	The Tenant is not permitted to sell or offer products which are already being permissibly marketed by another tenant in the building.
5.	The Landlord is under no obligation to operate or make available common technical building systems outside of normal operating and business hours.
6.	MEDIPLANT shall sublet a portion of the premises to Mr. Dinkelaker.
§ 11 Signs, advertising fixtures
1.	The Tenant has the right to mount a company sign. The Landlord shall indicate a place for the sign, and specify the type and design.
The rental and use of exterior walls, incl. the design of windows, requires a separate agreement.
2.	At the end of the rental agreement, the Tenant must remove signs and advertising fixtures, and repair damage caused by installation, operation, and removal. The Tenant may, however, leave or mount a small sign indicating the location of its new premises for 6 months, and at least 3 months, at a location to be determined by the Landlord.
§ 12 Official permits, operational hazards from equipment and fixtures operated by the Tenant
1.	The Landlord assumes no liability for the issue of permits for the intended business operation and its equipment, or for the continuation of existing permits. This applies in particular to licenses. At its own expense, the Tenant must ensure initial and ongoing compliance with all requirements for the operation of its business. This also applies to advertising fixtures, etc. The Tenant must satisfy conditions imposed by the commercial business inspection department or other bodies at its own expense.
2.	§ 12 (1) shall not apply, however, if the nature and location of the rental property are not suitable for the stipulated purpose of the agreement.
3.	Before installing machinery, heavy objects, or other equipment and fixtures in the rental premises, the Tenant must request information from the Landlord with regard to the permissible floor loading limit and obtain the consent of the Landlord. Such consent shall be provided in writing. The Tenant is liable for damages arising due to non-compliance with these provisions. If the equipment and fixtures have negative effects on the building, vibration, cracks, etc., the Landlord may withdraw its permission. The Tenant is liable for all installed or operated equipment and fixtures. If the installation or operation of the Tenant’s equipment or fixtures causes unacceptable disadvantages or hazards of a detrimental nature, and the Tenant is unable to find a remedy, the Tenant shall remove or discontinue operation of said equipment or fixtures.
4.	The Tenant is responsible for safety in the rental premises, the entrances to the property, and on the public roadway in front of the property.
§ 13 Maintenance and repair of the rental property
1.	The Tenant must ensure that the rental property is adequately cleaned, ventilated, and heated and that the premises and the equipment and fixtures within them are handled with care and kept free of pests.
2.	The Tenant is liable for any damages to the rental property or building, or to equipment belonging to the rental premises or building, that are caused by the Tenant, persons belonging to its operations, or its subtenants. This also applies to damages caused by visitors, suppliers, or workmen who are vicarious agents of the Tenant. The Tenant is responsible for providing proof that no fault existed.

3.	The Tenant shall ensure in particular that cosmetic repairs in the rental premises (wallpaper, painting or plastering of walls and ceilings, painting of heat radiators, incl. heating pipes, interior doors, and the interior side of windows and exterior doors, carpet and floor cleaning) are performed at appropriate intervals at its own expense. In addition, the Tenant must maintain and repair the following items, provided they lie within its direct sphere of control, in particular window and door latches, as well as closing devices for roller blinds, lighting and bell systems, heat meters, locks, water taps, lavatory flushers, sinks incl. supply and drain lines, electric devices and similar fixtures, and hot water systems incl. supply and outlet lines, as well as replace damaged panes of glass, unless the Tenant can demonstrate that it was not at fault.

The Tenant shall perform professional maintenance, cleaning, and inspection of heating, ventilation, and similar systems, instantaneous water heaters, and hot water systems at least once a year.

4.	At the end of the rental agreement, the Tenant shall remove anchor inserts, and properly fill holes so that they are no longer visible. The Tenant is liable for damages due to alterations of this nature for which the Landlord has not expressly given its consent, or for which, in order to safeguard its interests, it should not have given its consent.

If the Tenant does not fulfil its obligations in spite of a request to this effect, including a deadline for performance and the threat of refusal to accept performance after the deadline, the Landlord may have the necessary work performed at the Tenant’s expense.

5.	The Landlord also has the right to assert the claims for performance and damages under points 1 to 4 if the rental agreement has ended and a subsequent tenant has performed or will perform the necessary work.

6.	The Tenant must notify the Landlord immediately of all damages caused within or to the rental property. The Tenant is liable for damages resulting from the lack of timely notification if the Tenant intentionally remained silent about the defect or was grossly negligent in not recognizing its existence.

7.	Regardless of the nature, source, duration, or extent of the causes, the Landlord is not liable for damages caused to the Tenant’s goods, furnishings or fixtures unless the Landlord brought about the damages intentionally or as a result of gross negligence. As a rule, in all other cases, the Landlord’s liability is limited to the amount and scope of liability insurance coverage.
§ 14 Alterations made to and within the rental property by the Tenant
1.	Alterations made to and within the rental property, in particular building modifications and additions, installations, and the like, are to be performed only with the written consent of the Landlord. At the Landlord’s request, and without the Landlord being required to make a qualification to this effect when providing its consent, the Tenant shall remove the modifications or additions when vacating the premises, and restore the rental property to its original condition.
2.	If, at the end of the rental agreement, the Tenant wants to remove fixtures that it has added to the rental property, it must first offer them to the Landlord. The Tenant must inform the Landlord of its asking price, the manufacturing cost, and the date of manufacture. If the Landlord wishes to take possession of the fixtures, it must provide fair compensation to the Tenant.
3.	Electrical devices may only be connected to the existing power system if this does not result in exceeding the load limit specified for the rental property . Any additional devices are to be connected only with the consent of the Landlord. Such consent may be refused if the existing power system is not capable of bearing an additional load and the Tenant refuses to pay the costs of making the necessary changes to the power system.
4.	The rental and use of exterior walls, including the design of windows, requires a separate agreement. The Tenant shall obtain the necessary official permits at its own expense.

§ 15 Structural changes and improvements made by the Landlord
1.	The Landlord may undertake improvements and structural changes which become necessary for maintaining the property, improving economic use of the property, extending the building or rental property, preventing imminent danger, or repairing damages, even without the consent of the Tenant. This also applies to work and construction that, while not necessary, is advisable, in particular for the purpose of modernizing the building. The Tenant must ensure that the areas in question remain accessible and do not impair or delay the performance of the work; otherwise, the Tenant shall be liable for any resulting damages. The business interests of the Tenant shall be taken into consideration.
2.	If work which increases the utility value of the rental property is performed, such as the expansion of a traffic area, installing a sewer system, installing building connections to supply lines, or reinforcing or making improvements to pipe lines, the Landlord has the right to increase the rent by an annual surcharge equal to 14% of the costs that it incurred for construction and fixtures.

The new rental payment shall become payable after completion at the beginning of the month following the Landlord’s request to this effect.
§ 16 Access to the rental premises
The Tenant must ensure that the Landlord, its agents, experts, and interested parties are able, after notification, to inspect the rental property (4-7 pm business days) for justified reasons. In the event of danger, access must be made possible at all times of the day or night.
§ 17 Termination of the lease agreement
1.	Independent of the obligation to perform cosmetic repairs, the Tenant must surrender the rental property in renovated condition. If the Tenant does not fulfil this obligation, or does not fulfil this obligation in timely fashion, the Landlord may have the rental property renovated and cleaned at the Tenant’s expense.
The Tenant’s duty to vacate the premises extends to all property in the rental area that does not belong to the Landlord. If Tenant does no comply with this provision, Lessor has the right to have these objects removed at the cost of Tenant. The Landlord is under no obligation to provide safekeeping.
If the lease agreement is terminated by the Landlord without notice, the Tenant is liable until the end of the agreed lease period, or until such time as the rental agreement could have been terminated, for lost rent due to the rental property remaining unoccupied, or, if it is rented again, for the difference in lost rent if it cannot be rented out at the previous rental rate.
2.	If the parties have agreed that tenants contribute to operating costs that are invoiced once per year, this arrangement shall remain as is. For all operating costs whose amount is determined only once per year, these charges shall be divided between a tenant vacating the premises and the subsequent tenant according to the length of rental time, unless a special meter reading is arranged.

If the rental property is equipped with utility company metering devices when the Tenant takes possession, the Tenant shall surrender the rental property with the same connected supply facilities.

§ 18 Amendments to the agreement
Ancillary agreements, amendments, supplements and termination of the agreement must be agreed to in writing. The same applies for consent, approval, waivers and settlements of all types.
§ 19 Place of performance
The place of performance for all obligations arising from this agreement is Frankfurt am Main.
§ 20 Provision of security
1.	The Tenant shall provide the Landlord security in the amount of DM 9,465.00 (nine thousand four hundred and sixty-five German Marks) for the fulfillment of its obligations under this agreement. The security may be provided in the form of funds, a bank guaranty, or a security deposit savings account book. The security is due at the time of entering the agreement.
2.	The Landlord shall deposit the security deposit separate from its assets into a savings account subject to the statutory withdrawal notice period. The interest accrues to the security deposit amount. This security deposit shall be repaid to the Tenant at the end of the lease agreement if there are no claims against it.
3.	If the property is sold, the Tenant agrees to its security deposit being transferred to the buyer.

The Landlord guaranties the Tenant that if the property is sold, the buyer will be put under an obligation to return the security to the extent that there are no charges against it.
§ 21 Validity of the provisions of the agreement
1.	Should one or more of the provisions of this agreement prove to be invalid, the validity of the remaining provisions shall not be affected thereby.
2.	This lease agreement supersedes any previous agreements.
§ 22 Building rules
The annexed building rules are an integral part of this lease agreement.
§ 23 Storage and transfer of lease agreement data
The Tenant agrees that information on the amount of the rental payment, and the type, size, amenities, nature, and location of the apartment is being disclosed to third parties for the purpose of preparing rental payment summaries and comparative rent collections and that this information is being stored by those third parties. Upon request by the Tenant, the Landlord shall provide the Tenant with information on the persons and organizations to which its data is transferred.

§ 24Other provisions
The rental payment is calculated as follows:

Rent	165 m2 x DM 12.00	1,980.00
Parking spaces	2 x DM 40.00	80.00
Ancillary costs	165 m2 x DM 4.00	660.00

Subtotal		2,720.00

+ 16% value-added tax		435.20

Total monthly costs		3,155.20

Security deposit	3 x DM 3,155.20	9,465.60

Frankfurt, the 27th day of September 1999
MEDIPLANT GmbH
/s/ Marianne Kämpf	/s/ J. Pabst
Landlord	Tenant (Dr. J. Pabst)